As filed with the Securities and Exchange Commission on January 14, 2021

Registration No. 333-249857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DOCUMENT SECURITY SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

New York	2650	16-1229730
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank D. Heuszel

Chief Executive Officer

Document Security Systems, Inc.

200 Canal View Boulevard, Suite 104

Rochester, New York 14623

+1-585-325-3610

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Darrin M. Ocasio Sichenzia Ross Ference LLP 1185 Avenue of the Americas New York, NY 10036 Telephone: +1-212-930-9700	Mitchell S. Nussbaum Loeb & Loeb LLP 345 Park Avenue New York, New York 10154 Telephone: +1-212-407-4000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[X]	Smaller reporting company	[X]
		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Common Stock, par value $0.02 per share (3)	$23,000,000	$2,509.30	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes the aggregate offering price of the additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(3)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

This Amendment No. 2 to the Registration Statement on Form S-1 (Reg. No. 333-249857) amends Part II of the Registration Statement to include Exhibit 1.1, Exhibit 5.1, and Exhibit 21.1 No other changes have been made to Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, or FINRA, filing fee and NYSE American LLC additional listing fee.

Item	Amount to be paid
SEC registration fee	$2,509
FINRA filing fee	3,105
NYSE American LLC additional listing fee	[*]
Printing fees and expenses	-
Legal fees and expenses	110,000
Accounting fees and expenses	15,000
Underwriter’s expenses	75,000
Transfer agent’s fees and expenses	5,000
Miscellaneous fees and expenses	-
Total	$210,614

Item 14. Indemnification of Directors and Officers

Under the provisions of the certificate of incorporation and by-laws of the registrant, as amended, as of the date of this Registration Statement, each person who is or was a director, officer or employee of registrant shall be indemnified by the registrant to the full extent permitted or authorized by the Business Corporation Law of the State of New York, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such person establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled, and provided further that no such indemnification shall be required with respect to any settlement or other non-adjudicated disposition of any threatened or pending action or proceeding unless the Company has given its prior consent to such settlement or other disposition.

Under such law, to the extent that such person is successful on the merits of defense of a suit or proceeding brought against such person by reason of the fact that such person is a director or officer of the registrant, such person shall be indemnified against expenses (including attorneys’ fees) reasonably incurred in connection with such action. If unsuccessful in defense of a third-party civil suit or a criminal suit is settled, such a person shall be indemnified under such law against both (a) expenses (including attorneys’ fees) and (b) judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, had no reasonable cause to believe such person’s conduct was unlawful. If unsuccessful in defense of a suit brought by or in the right of the registrant, or if such suit is settled, such a person shall be indemnified under such law only against expenses (including attorney’s fees) incurred in the defense or settlement of such suit if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant.

Item 15. Recent Sales of Unregistered Securities

July 3, 2018

On July 3, 2018, the Company closed the sale of 7,143 shares of its common stock, par value $0.02 per share, to a related party accredited investor, Heng Fai Holdings Limited. The purchase price was $42.00 per share, for total proceeds of $300,000. The shares of common stock were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

December 17, 2018

On December 17, 2018, the Company sold 20,408 shares of its common stock to an accredited investor, at a price of $29.40 per share. The shares of common stock were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

February 18, 2019

On February 18, 2019, the Company entered into a Convertible Promissory Note with LiquidValue Development Pte Ltd in the principal sum of $500,000, of which up to $500,000 could be paid by the conversion of such amount into the Company’s common stock, par value $0.02 per share, up to a maximum of 14,881 shares of common stock (the “Maximum Conversion Amount”), at a conversion price of $33.60 per share. Effective on March 25, 2019, LiquidValue Development Pte Ltd exercised its conversion option and converted the Maximum Conversion Amount under the Note. The shares of common stock were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

March 2019

In March 2019, the Company issued 130,435 shares of the Company’s common stock in conjunction with the signing of a Master Distributor Agreement with Advanced Cyber Security Corp. (“ACS”) to for the Company to distribute ACS’s EndpointLockV™ cyber security software exclusively in thirteen countries in Asia and Australia, and non-exclusively, in the U.S. and Middle East. The shares of common stock were issued in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act.

November 1, 2019

On November 1, 2019, the Company entered into and closed on a subscription agreement (the “Subscription Agreement”) with Mr. Heng Fai Ambrose Chan, Chairman of the Board of Directors of the Company. Pursuant to the Subscription Agreement, Mr. Chan purchased 200,000 shares of the Company’s common stock at a purchase price of $9.11 per share, resulting in gross proceeds to the Company of $1,822,200, before deductions for placement agent fees and other expenses (the “Offering”).

Aegis Capital Corp. (the “Placement Agent”) acted as the exclusive placement agent for the Offering. In connection with the Offering, the Placement Agent received commissions of 8.0% of the total proceeds raised in the Offering, a non-accountable expense allowance equal to 1.0% of the total proceeds raised in the Officering, and a reimbursement of $35,000 of accountable expenses.

The common stock sold in the Offering described above were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Rule 506(b) of Regulation D promulgated under the Securities Act, since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

October 16, 2020

On October 16, 2020, the Company issued 662,500 shares of the Company’s common stock upon the conversion of 4,293 shares of Series A Preferred Stock. Shares of Series A Preferred Stock have a liquidation value of $1,000 per share and may be converted into shares of the Company’s common stock at a conversion price of $6.48 per share, subject to a 19.9% beneficial ownership conversion limitation based on the total issued and outstanding shares of common stock of the Company beneficially owned by the holder. There is no cash or other consideration paid by the holder converting the shares and, accordingly, there is no cash or other consideration received by the Company.

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Item 16. Exhibits and financial statement schedules

(a) Exhibits

Exhibit	Description
1.1	Form of Underwriting Agreement. **
3.1	Certificate of Incorporation of Document Security Systems, Inc., as amended (incorporated by reference to exhibit 3.1 to Form 10-K dated March 31, 2011)
3.2	Certificate of Amendment of the Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated August 25, 2016).
3.3	Certificate of Amendment of the Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated August 27, 2020).
3.4

Certificate of Correction to the Certificate of Amendment of Certificate of Incorporation of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K/A dated November 6, 2020).

3.5	Fifth Amended and Restated By-Laws of Document Security Systems, Inc. (incorporated by reference to exhibit 3.1 to Form 8-K dated April 26, 2019).
4.1	Specimen Common Stock Certificate of the Registrant (incorporated by reference to exhibit 4.1 to Form S-3 dated April 5, 2019).
5.1	Opinion of Sichenzia Ross Ference LLP. **
10.1	Document Security Systems, Inc. 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Annex H to Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 originally filed with the SEC on November 26, 2012).
10.2	Investment Agreement dated as of February 13, 2014 by and among DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and the Investors named therein (incorporated by reference to exhibit 10.1 to Form 8-K dated February 18, 2014).
10.3	Form of Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated September 17, 2015).
10.4	Form of Common Stock Purchase Warrant for September 2015 Financing (incorporated by reference to exhibit 10.2 to Form 8-K dated September 17, 2015).
10.5	Form of amended Securities Purchase Agreement for September 2015 Financing (incorporated by reference to exhibit 10.1 to Form 8-K dated October 2, 2015).
10.6	Form of amended Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated November 30, 2015).
10.7	Patent Purchase Agreement between Document Security Systems, Inc. and Intellectual Discovery Co., Ltd. dated November 10, 2016 (incorporated by reference to exhibit 10.28 to Form 10-K dated March 28, 2017).
10.8	Patent License Agreement between Document Security Systems, Inc. and Intellectual Discovery Co., Ltd. dated November 10, 2016 (incorporated by reference to exhibit 10.29 to Form 10-K dated March 28, 2017).
10.9	Proceeds Investment Agreement between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.30 to Form 10-K dated March 28, 2017).
10.10	Common Stock Purchase Warrant between Document Security Systems, Inc. and Brickell Key Investments LP dated November 14, 2016 (incorporated by reference to exhibit 10.31 to Form 10-K dated March 28, 2017).
10.11	First Amendment to Investment Agreement and Certain Other Documents between DSS Technology Management, Inc., Document Security Systems, Inc., Fortress Credit Co LLC and Investors dated December 2, 2016 (incorporated by reference to exhibit 10.32 to Form 10-K dated March 28, 2017).
10.12	Form of Loan Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.1 to Form 8-K dated July 28, 2017).
10.13	Form of Term Note Non-Revolving Line of Credit Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.2 to Form 8-K dated July 28, 2017).
10.14	Form of Security Agreement between Premier Packaging Corporation and Citizens Bank, N.A. (incorporated by reference to exhibit 10.3 to Form 8-K dated July 28, 2017).
10.15	Form of Common Stock Purchase Warrant (incorporated by reference to exhibit 4.1 to Form 8-K dated September 6, 2017).
10.16	Form of Securities Purchase Agreement (incorporated by reference to exhibit 10.1 to Form 8-K dated September 6, 2017).

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10.17	Securities Exchange Agreement, dated September 12, 2017, between Document Security Systems, Inc. and Hengfai Business Development Pte. Ltd. (incorporated by reference to exhibit 10.1 to Form 8-K dated September 15, 2017).
10.18	Form of Loan Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.1 to Form 8-K dated December 6, 2017).
10.19	Form of Term Note Non-Revolving Line of Credit Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.2 to Form 8-K dated December 6, 2017).
10.20	Form of Security Agreement between Plastic Printing Professionals, Inc. and Citizens Bank, N.A. (incorporated by reference to exhibit 10.3 to Form 8-K dated December 6, 2017).
10.21	2021 Employment Agreement entered by and between the Company and Frank Heuszel on November 13, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated November 19, 2020).
10.22	Executive Employment Agreement with Mr. Jason Grady (incorporated by reference to exhibit 10.2 to Form 10-Q dated November 13, 2019).
10.23	Executive Employment Agreement with Mr. Heng Fai Ambrose Chan (incorporated by reference to exhibit 10.3 to Form 10-Q dated November 13, 2019).
10.23a	2020 Amendment to Executive Employment Agreement with Mr. Heng Fai Ambrose Chan (incorporated by reference to exhibit 10.1 to Form 8-K dated November 25, 2020).
10.24	Document Security Systems, Inc. 2020 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to exhibit 10.24 to Form 10-K dated March 31, 2020).
10.25	Term Sheet dated March 3, 2020 (incorporated by reference to exhibit 10.1 to Form 8-K dated March 6, 2020).
10.26	Promissory Note dated March 3, 2020 (incorporated by reference to exhibit 10.2 to Form 8-K dated March 6, 2020).
10.27	Form of Warrant (incorporated by reference to exhibit 10.3 to Form 8-K dated March 6, 2020).
10.28	Stockholder Agreement (incorporated by reference to exhibit 10.4 to Form 8-K dated March 6, 2020).
10.29	Term Sheet dated March 12, 2020 (incorporated by reference to exhibit 10.29 to Form 10-K dated March 31, 2020).
10.30	Share Exchange Agreement dated as of April 27, 2020, among Document Security Systems, Inc., DSS BioHealth Security, Inc., Singapore eDevelopment Limited and Global BioMedical Pte Ltd. (incorporated by reference to exhibit 10.4 to Form 8-K dated May 1, 2020)
21.1	Subsidiaries of Document Security Systems, Inc. **
23.1	Consent of Freed Maxick CPAs, P.C. *
23.2	Consent of Turner, Stone & Company, L.L.P. *
99.1	Impact BioMedical’s Audited Consolidated Financial Statements and the notes related thereto (incorporated by reference to exhibit 99.1 to Form 8-K/A dated June 8, 2020).
99.2	Impact BioMedical’s Interim Unaudited Consolidated Financial Statement and the notes related thereto (incorporated by reference to exhibit 99.2 to Form 8-K/A dated June 8, 2020).
99.3	Unaudited Pro Forma Condensed Combined Financial Statements of DSS and Impact BioMedical and the notes related thereto (incorporated by reference to exhibit 99.3 to Form 8-K/A dated June 8, 2020).
99.4	Unaudited Pro Forma Interim Condensed Combined Financial Statements of DSS and Impact BioMedical and the notes related thereto (incorporated by reference to exhibit 99.1 to Form 8-K/A dated November 6, 2020).
99.5

Distribution Agreement by and between Impact BioMedical Inc. and BioMed Technologies Asia Pacific Holdings Limited effective December 18, 2020 (incorporated by reference to exhibit 99.1 to Form 8-K dated December 23, 2020).

99.6

Term Sheet by and among Document Security Systems, Inc., Alset International Limited, Health Wealth Happiness Pte. Ltd., and HWH World Inc. dated January 6, 2021 (incorporated by reference to exhibit 99.1 to Form 8-K dated January 6, 2021).

*	Previously filed
**	Filed herewith

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Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Rochester, New York, on January 14, 2021.

Document Security Systems, Inc.

By:	/s/ Frank D. Heuszel
Frank D. Heuszel
Chief Executive Officer

By:	/s/ Todd D Macko
Todd D. Macko
Interim Chief Financial Officer

Signature	Title	Date

/s/ Frank D. Heuszel	Chief Executive Officer	January 14, 2021
Frank D. Heuszel	Principal Executive Officer and Director

/s/ Todd D. Macko	Interim Chief Financial Officer,	January 14, 2021
Todd D. Macko	Principal Financial and Accounting Officer

*	Chairman of Board of Document Security Systems, Inc.,	January 14, 2021
Heng Fai Ambrose Chan	Director and CEO of DSS International Inc.

*	Director	January 14, 2021
José Escudero

*	Director	January 14, 2021
Sassuan Lee

*	Director	January 14, 2021
John Thatch

*	Director	January 14, 2021
Wah Wai Lowell Lo

*	Director	January 14, 2021
Tung Moe Chan

*	Director	January 14, 2021
Wai Leung William Wu

* By:	/s/ Frank D. Heuszel
Frank D. Heuszel
Attorney-in-fact

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